Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

On January 30, 2015, NV5 Holdings, Inc., a Delaware corporation (the “Company”), entered into a Stock Purchase Agreement (the “Agreement”) with Joslin, Lesser & Associates, Inc. (“JLA”), a Massachusetts corporation, each of the holders of issued and outstanding shares of JLA (“the Sellers”), and Stuart D. Lesser, solely in his capacity as the stockholder representative, to acquire all of the outstanding equity interests in JLA for an aggregate purchase price consideration of up to $5.5 million, subject to adjustments in accordance with the terms of the Agreement.

The following tables set forth certain unaudited pro forma condensed combined financial data giving effect to NV5 Holdings, Inc.’s (“we”, “us”, the “Company”, or “NV5 Holdings”) acquisition of JLA.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014, gives effect to our acquisition of JLA, as if such acquisition had occurred on January 1, 2014, combining the audited results of the Company and JLA for the year ended December 31, 2014. The unaudited pro forma condensed combined balance sheet as of December 31, 2014 gives effect to the JLA acquisition as if it had occurred on December 31, 2014, combining the audited balance sheets of the Company and JLA as of December 31, 2014.

The pro forma statement of operations and the pro forma balance sheet are hereafter collectively referred to as the “Pro Forma Financial Data”. The Pro Forma Financial Data is unaudited and does not purport to represent what the combined results of operations would have been if the JLA acquisition had occurred on January 1, 2014, or what those results will be for any future periods, or what the combined balance sheet would have been if the JLA acquisition had occurred on December 31, 2014.

The Pro Forma Financial Data is based upon the historical financial statements of the Company and JLA and certain adjustments which we believe are reasonable to give effect to the JLA acquisition. The pro forma adjustments and Pro Forma Financial Data included herein were prepared using the acquisition method of accounting for the business combination. The pro forma adjustments are based on preliminary estimates and certain assumptions that we believe are reasonable under the circumstances. The fair value amounts assigned to the identifiable assets acquired and liabilities assumed in connection with the JLA acquisition are considered preliminary and subject to change once the Company receives certain information it believes is necessary to finalize its purchase accounting of JLA. The Pro Forma Financial Data has been compiled from the following sources:

●

U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) financial information for the Company has been derived without adjustments from the Company’s audited consolidated balance sheet and statement of operations as of and for the year ended December 31, 2014, contained in the Company’s Annual Report on Form 10−K filed with the Securities and Exchange Commission (“SEC”) on March 27, 2015; and

●

U.S. GAAP financial information for JLA has been derived without adjustments from JLA’s audited consolidated balance sheet and statement of operations as of and for the year ended December 31, 2014, contained in this Form 8−K/A.

The Pro Forma Financial Data should be read in conjunction with:

●	The accompanying notes to the Pro Forma Financial Data;
●

The audited consolidated financial statements of the Company as of and for the year ended December 31, 2014 and the related notes relating thereto as presented in the Company’s Annual Report on Form 10−K filed with the SEC on March 27, 2015; and

●	The audited consolidated financial statements of JLA as of and for the year ended December 31, 2014 and the related notes thereto included in this Form 8−K/A.

NV5 HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED COMBINED PRO FORMA BALANCE SHEET

(UNAUDITED)

AS OF DECEMBER 31, 2014

(in thousands)

	(1)	(2)
	NV5 Holdings,	Joslin Lesser	Pro forma		Pro forma
	Inc.	& Associates	Adjustments		Combined

Assets
Current assets:
Cash and cash equivalents	$6,872	$899	$(2,649)	(A)(B)	$5,122
Accounts receivable, net of allowance for doubtful accounts	27,015	1,119	(1,119)	(C)	27,015
Prepaid expenses and other current assets	1,224	79	-		1,303
Deferred income tax assets	358	-	-		358
Total current assets	35,469	2,097	(3,768)		33,798
Property and equipment, net	1,625	36			1,661
Intangible assets, net	5,221	-	2,350	(D)	7,571
Goodwill	11,142	-	2,630	(D)	13,772
Other assets	810	619	(611)	(C)	818
Deferred income tax assets	1,123	-	-		1,123
Total assets	$55,390	$2,752	$601		$58,743

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,335	$-	$-		$5,335
Accrued liabilities	4,763	174	-		4,937
Income taxes payable	1,157	29	-		1,186
Billings in excess of costs and estimated earnings on uncompleted contracts	277	-	-		277
Client deposits	121	-	-		121
Current portion of contingent consideration	618	-	-		618
Current portion of stock repurchase obligation	372	-	-		372
Current portion of notes payable	2,878	-	-		2,878
Total current liabilities	15,521	203	-		15,724
Contingent consideration, less current portion	323	-	1,000	(A)	1,323
Stock repurchase obligation, less current portion	563	-	-		563
Note payable, less current portion	3,378	-	1,250	(A)	4,628
Total liabilities	19,785	203	2,250		22,238

Commitments and contingencies

Stockholders’ equity:
Common stock	58	2	(1)	(A)	59
Additional paid-in capital	25,617	-	899	(A)	26,516
Retained Earnings	9,930	2,547	(2,547)	(C)	9,930
Total stockholders’ equity	35,605	2,549	(1,649)		36,505

Total liabilities and stockholders’ equity	$55,390	$2,752	$601		$58,743

(1) As reported in NV5’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (“SEC”) on March 27, 2015.

(2) Derived from the audited historical financial statements included in Exhibit 99.1 to this Form 8-K/A.

See accompanying notes to unaudited condensed combined pro forma financial information.

NV5 HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED COMBINED PRO FORMA STATEMENT OF INCOME

(UNAUDITED)

FOR THE YEAR ENDED DECEMBER 31, 2014

(in thousands, except share data)

	(1)	(2)
	NV5 Holdings,	Joslin Lesser	Pro forma		Pro forma
	Inc.	& Associates	Adjustments		Combined

Gross Revenues	$108,382	$8,887	$-		$117,269

Direct costs:
Salaries and wages	36,976	3,163	-		40,139
Sub-consultant services	15,996	580	-		16,576
Other direct costs	10,229	39	-		10,268
Total direct costs	63,201	3,782	-		66,983

Gross Profit	45,181	5,105	-		50,286

Operating Expenses:
Salaries and wages, payroll taxes and benefits	22,887	607	-		23,494
General and administrative	8,865	554	-		9,419
Facilities and facilities related	3,198	125	-		3,323
Depreciation and amortization	1,988	19	552	(E)	2,559

Total operating expenses	36,938	1,305	552		38,795

Income from operations	8,243	3,800	(552)		11,491

Other (expense) income:
Interest expense	(274)	-	(44)	(F)	(318)
Other, net	-	55	(55)	(G)	-
Total other (expense) income	(274)	55	(99)		(318)

Income (loss) before income tax expense	7,969	3,855	(651)		11,173
Income tax expense	(3,076)	(72)	(1,121)	(H)	(4,269)

Net income and comprehensive income	$4,893	$3,783	$(1,772)		$6,904

Earnings per share:
Basic	$0.96				$1.33
Diluted	$0.87				$1.21

Weighted-average common shares outstanding:
Basic	5,102,058		89,928		5,191,986
Diluted	5,592,010		89,928		5,681,938

(1) As reported in NV5’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (“SEC”) on March 27, 2015.

(2) Derived from the audited historical financial statements included in Exhibit 99.1 to this Form 8-K/A.

See accompanying notes to unaudited condensed combined pro forma financial information.

NOTES TO CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

(dollars in thousands)

(UNAUDITED)

1. Basis of Pro Forma Presentation

On January 30, 2015, NV5 Holdings, Inc. (“NV5” or “the Company”) acquired Joslin, Lesser & Associates, Inc. (“JLA”), a program management and owner’s representation consulting firm that primarily services government owned facilities and public K through 12 school districts in the Boston, MA area. (the “Acquisition”). The purchase price was up to $5,500 in cash, notes and our common stock, consisting of $2,250 in cash, a $1,250 promissory note (bearing interest at a rate of 3.5% per annum) that is payable in four equal payments of $313 plus accrued and unpaid interest each and due on the first, second, third, and fourth anniversaries of the closing date of January 30, 2015, and $1,000 of our common stock (89,928 shares) as of the closing date. The purchase price also included a non-interest bearing earn-out of up to $1,000 payable in cash, promissory notes and the Company’s common stock, subject to the achievement of certain agreed upon metrics for calendar year 2015.

2. Pro Forma Adjustments

The accompanying unaudited pro forma combined statement of income has been prepared as if the Acquisition was completed on January 1, 2014 for statement of income purposes and reflects the following pro forma adjustments:

(A)	The total purchase price of up to $5,500 for the JLA Acquisition consisted of the following components (in thousands, except share amount):

Purchase price:
Initial cash paid at closing	$2,250
Promissory note	1,250
Initial stock at closing (89,928 shares)	1,000
Conditional payment (cash)	125
Conditional payment (note)	375
Conditional payment (stock)	500
$5,500

(B)

This pro forma adjustment to the Condensed Consolidated Balance Sheets represents the reversal to the cash balances acquired to conform to the Acquisition agreement which stipulates that at the time of Closing, JLA shall have cash equal to $500. In the event total cash exceeds the $500 at the time of Closing, any excess will be returned to the Stockholders of JLA. As a result a $399 reversal to cash was included in the pro forma adjustment to Cash and cash equivalents.

(C)	These pro forma adjustment to the Condensed Consolidated Balance Sheets represent the reversal of the assets which were not included as part of the JLA Acquisition.

(D)

The Acquisition has been accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total acquisition consideration price was allocated to the assets acquired and liabilities assumed based on their preliminary estimated fair values. The fair value measurements utilize estimates based on key assumptions of the Acquisition, and historical and current market data. The excess of the purchase price over the total of preliminary estimated fair values assigned to tangible and identifiable intangible assets acquired and liabilities assumed is recognized as goodwill. In order to ultimately determine the fair values of tangible and intangible assets acquired and liabilities assumed for JLA, we engaged a third party independent valuation specialist, however as of the date of this report, the valuation was not complete. For purposes of these pro-forma financial statements, the Company has estimated the preliminary purchase price allocations based on historical inputs and data as of December 31, 2014. The actual purchase price allocation will be based on data as of January 30, 2015, once the third party independent valuation specialist has completed the final purchase price allocation. The table below shows the preliminary purchase price allocations based on the Company’s estimates:

Non-compete	$262
Trade Name	215
Customer Relationships	1,637
Backlog	235
Total Intangibles	2,350

Goodwill (including assembled workforce)	2,630

Grand Total	$4,981

The preliminary allocation of the purchase price is based on the best information available and is pending, amongst other things: (i) the finalization of the valuation of the fair values and useful lives of property and equipment acquired; (ii) finalization of the valuations and useful lives for intangible assets; (iii) finalization of the valuation of accounts payable and accrued expenses; and (iv) finalization of the fair value of noncash consideration. During the measurement period (which is the period required to obtain all necessary information that existed at the acquisition date, or to conclude that such information is unavailable, not to exceed one year), additional assets or liabilities may be recognized, or there could be changes to the amounts of assets or liabilities previously recognized on a preliminary basis, if new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the recognition of those assets or liabilities as of that date. The Company expects the purchase price allocations for the acquisition of JLA to be completed by the end of the second quarter of 2015. NV5 estimated the fair value of the NV5 shares issued on a preliminary basis based on quoted market value on the closing date, net of an approximately 10% discount to recognize the legal restrictions imposed by the United States federal securities laws.

(E)

Trade names are amortized on a straight-line basis over their estimated lives of one year. Customer backlog and customer relationships are amortized based on the future expected revenues, with weighted average amortization periods ranging from 1 to 7 years. Non-compete agreements are amortized over their contractual lives of four years.

This pro forma adjustment to the Condensed Combined Pro-forma Statement of Income reflects the recording of amortization expense for the intangible assets acquired in the Acquisition, based on the preliminary estimates of the fair values of the intangible assets acquired, and the estimated amortization periods:

Year ended December 31, 2014
Customer relationships	$174
Trade name	154
Customer backlog	147
Non-compete	77
Total amortization	$552

(F)

This pro forma adjustment reflects interest expense on the $1,250 uncollateralized promissory note issued to the former owners of JLA (bearing interest at a rate of 3.5% per annum), payable in four equal payments of $313 plus accrued and unpaid interest each and due on the first, second, third, and fourth anniversaries of the closing date of January 30, 2015.

(G)	This pro forma adjustment reflects the reversal of investment income associated with investments of $611, which were not included as assets acquired from the JLA Acquisition.

(H)	This pro forma adjustment reflects the income tax effect of the operations of JLA and of the pro forma adjustments using the statutory income tax rate of NV5 of 35%.